Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo & Company

We consent to incorporation by reference in the registration statement (No. 333-52600) on Form S-8 of Wells Fargo & Company of our report dated June 17, 2005, relating to the statements of net assets available for benefits of the Wells Fargo Financial Thrift and Profit Sharing Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2004, Form 11-K of the Wells Fargo Financial Thrift and Profit Sharing Plan.

/s/ KPMG LLP

June 29, 2005